Exhibit 16





Accounting and                                  Grant Thornton
Management Consultants                          GRANT THORNTON LLP

The US Member Firm of
Grant Thornton International





March 15, 2001



Securities and Exchange Commission
Washington, D.C. 20549

Re:   Logio, Inc.
      File No. 0-27453

Dear Sir or Madam:

     We have read Item 4 of the Form 8-K of Logio, Inc. dated March 15, 2001, and agree with the statements contained therein except for information in the first paragraph relating to the engagement of Chisholm & Associates and information in the third paragraph relating to consultation with Chisholm & Associates about which we have no knowledge.

Very truly yours,



/s/ Grant Thornton LLP














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